EXHIBIT 10.17

AMENDMENT TO

OPTION AGREEMENT

     THIS AMENDMENT TO OPTION AGREEMENT (“Amendment”) is made effective December 31, 2004 between SITEL Corporation (the “Company”) and Bill L. Fairfield (“Optionee”)

     This Amendment is made pursuant to a Separation Agreement and General Release dated December 14, 2004 between the Company and Optionee.

     This Amendment is made to the Option Agreements (collectively the “Option Agreements”) pursuant to which Optionee was granted options as of March 14, 2002 under the Company’s 1999 Stock Incentive Plan to purchase a total of 200,000 shares of the Company’s Common Stock at the exercise price of $2.765 per share (the “Amended Options”).  All capitalized terms used and not otherwise defined herein shall have the meanings given them in the applicable Option Agreement and the 1999 Stock Incentive Plan.

     A.     The parties hereby amend the Option Agreements for the Amended Options by changing the Latest Expiration Date specified on the cover page from March 12, 2012 to December 31, 2005.  Accordingly, this portion of the cover page would read as follows:

“Latest Expiration Date:          December 31, 2005”

     B.     The parties hereby further amend the Option Agreements for the Amended Options by restating Section 3 to read in its entirety as follows:

          “3.     When Option is Exercisable.  This option shall become exercisable on December 31, 2004 and shall remain exercisable until the Latest Expiration Date, subject to the terms of the Plan.  This Option may be exercised during such period only in accordance with the other provisions of the Option Agreement and the terms of the Plan.  In no event may this Option be exercised after the Latest Expiration Date.”

     C.     The parties hereby further amend the Option Agreements for the Amended Options by restating Section 4 to read in its entirety as follows:

          “4.     Effect of Certain Events.

               (a)     Termination Following Breach of Non-Compete.  If the Optionee breaches any of the covenants in Paragraph 9 of his Separation Agreement and General Release dated December 31, 2004, as determined by the Company in good faith, then this Option shall remain exercisable only for a period of ten (10) days following written notice from the Company of such determination, at which this Option shall terminate.

     D.     The parties hereby amend the Option Agreements for the Amended Options by adding a new section at the end of each Option Agreement, numbered Section 14 in the case of Amended Options that are non-qualified and numbered Section 15 in the case of Amended Options that are incentive stock options, to read in its entirety as follows:

          “[14][15].     Acknowledgement.     Optionee acknowledges that Company has made it clear that the amendment in Sections A and B of this Amendment requested by the Optionee would not have been granted to Optionee without the termination provisions described in Section C of this Amendment.”

     In the event any part of the terms of this Amendment shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable part had not been included herein.

     This Amendment shall be construed and governed in accordance with the substantive laws of the State of Nebraska, without regard to conflicts of laws principles.  The Company and Optionee submit exclusively to the jurisdiction of the state and federal courts of the State of Nebraska for all disputes surrounding this Amendment, including without limitation the validity thereof.

     Except as amended hereby and by previous amendments (if any), the Option Agreement shall remain in full force and effect according to its original terms.

SITEL CORPORATION

By:	/s/ James F. Lynch	/s/ Bill L. Fairfield
James F. Lynch		BILL L. FAIRFIELD, Optionee
Chief Executive Officer